Strategic Environmental & Energy Resources, Inc 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

May 15, 2014	OTC: SENR

 Strategic Environmental & Energy Resources, Inc. Reports 2014 First Quarter Financial Results

GOLDEN, Colo. – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced results for its first quarter ended March 31, 2014.

First quarter revenue increased 8% to $2.8 million from revenue of $2.6 million in the first quarter last year. Services revenue grew 36% year over year to $2.3 million from $1.7 million, more than offsetting a decrease in product revenue from $0.9 million to $0.5 million for the comparative first quarters.

Services revenue includes industrial and rail car cleaning services performed by the Company’s REGS and Tactical Cleaning subsidiaries, both of which carried growth momentum from 2013 into the first quarter of 2014. Product revenue, which is comprised of air quality, fugitive emissions and renewable fuel solutions provided by the Company’s MV Technologies subsidiary, declined primarily due to timing issues involving project revenue recognition. MV is, however, expected to show solid growth in 2014 over 2013. Paragon Waste Solutions continues to win new business and is expected to begin contributing more significantly to revenue as its CoronaLux™ systems are placed into service later this year.

SEER continued to implement its aggressive growth initiatives during the first quarter and, as a result, total operating expenses increased to $3.9 million from $2.8 million year over year. Of the $1.1 million increase, $700,000 was attributable to non-cash stock-based compensation expense. The remaining increase was primarily due to increased staffing at the executive level to support current and future growth and also to costs associated with the commercial implementation of Paragon’s waste destruction technology.

As a result of increased expenses, 64% of which were non-cash, SEER reported a net loss attributable to SEER common stockholders of $1.0 million, or $0.02 per share, versus a net loss of $0.2 million, or less than $0.01 per share, in the first quarter last year. Modified EBITDA for the first quarter was a loss of $305,100.

“We are pleased the Company has continued its growth momentum into the first quarter,” said J. John Combs III, chairman and CEO. “Despite exceptionally cold weather that reduced activity at several operating locations, our environmental and industrial services businesses performed very well, growing revenue by 36%. This growth more than offset lower product revenue from our MV Technologies division. We saw this coming since MV uses a project revenue recognition model based on percent of completion accounting and revenue can vary on a quarter-to-quarter basis independent of new orders and cash received. In the first quarter, we attended several industry conferences and saw increased interest in MV’s products for odor control, fugitive emissions management and renewable fuels so we are confident this level of activity, combined with MV’s existing project pipeline, will position the business for solid full-year revenue growth in 2014.

 “We are also pleased that SEER’s Paragon Waste Solutions business continued to secure prepaid customer commitments for its CoronaLux™ waste destruction systems,” Combs added. “In the first quarter, approximately $436,000 of cash from these customers was received but deferred and will be amortized under our accounting practices. SEER invested approximately $0.7 million in the manufacture of CoronaLux™ systems during the first quarter and now has a total of five units either deployed or in transit for installation in the medical waste and oil and gas refining markets. As of March 31, 2014, Paragon secured customer commitments totaling approximately $1.0 million in up-front license fees and in the third quarter of 2014 expects to begin receiving on-going revenue-split royalties or monthly licensing payments from units already placed. Accordingly, we expect Paragon to contribute to revenue and overall profitability in 2014 and beyond.”

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”).

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Specifically, statements about demand for, and effectiveness of, the Company's products and services, and expectations for revenue growth and profitability are forward looking statements.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding the impact and ability of the Company’s products to handle the future needs of customers, the potential for additional orders for the Company’s products, and expectations for growth and profitability are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

J. John Combs III
Chief Executive Officer
720-460-3522

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
jay@pfeifferhigh.com
303-393-7044

Strategic Environmental & Energy Resources, Inc.
Consolidated Statements of Operations
	Three Months Ended
	March 31,
	2014	2013
Revenue:
Products	$520,100		$901,600
Services	2,262,900		1,667,300
Total revenue	$2,783,000		$2,568,900
Operating Expenses:
Products costs	380,200		583,600
Services costs	1,581,400		1,190,600
Selling, general and administrative expenses	1,908,700		1,000,700
Total operating expenses	3,870,300		2,774,900
Loss from operations	(1,087,300)		(206,000)
Other income (expense):
Interest income	—		2,000
Interest expense	(23,600)		(34,500)
Penalties and late fees	(1,100)		(1,400)
Gain on debt settlements	24,400		—
Other	(15,700)		—
Total non-operating expense, net	(16,000)		(33,900)
Net loss	$(1,103,300)		$(239,900)
Less: Net loss attributable to non-controlling
Interest	(68,100)		(68,400)
Net loss attributable to SEER
common stockholders	$(1,035,200)		$(171,500)
Net loss per share, basic and diluted	$(0.03)	$	*
Weighted average shares outstanding
- basic and diluted	49,348,566		41,281,000

* Less than $(0.01) per share

Strategic Environmental & Energy Resources, Inc.
Consolidated Balance Sheets
	March 31,	December 31,
ASSETS	2014	2013
	Unaudited
Current assets:
Cash	$2,166,100	$2,419,100
Cash – restricted	250,000	250,000
Accounts receivable, net	1,447,600	1,170,000
Cost and estimated earnings in	102,000	78,500
excess billings on uncompleted contracts
Inventory	22,400	22,400
Prepaid expenses and other assets	171,000	253,000
Total current assets	4,159,100	4,193,000
Property and equipment, net	2,476,000	1,762,900
Intangible assets, net	364,100	379,500
Other assets	36,800	36,800
Total assets	$7,036,000	$6,372,200
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,286,800	$1,506,800
Accrued liabilities	954,300	924,200
Billings in excess of costs and estimated earnings
on uncompleted contracts	178,200	170,300
Current portion of payroll taxes payable	264,900	250,600
Customer deposits	—	118,000
Deferred revenue	435,600	—
Current portion of notes payable and capital lease obligations	405,300	504,700
Notes payable – related parties, including accrued interest	138,800	136,900
Total current liabilities	3,663,900	3,611,500
Payroll taxes payable, net of current portion	727,600	720,800
Notes payable and capital lease obligations, net of current portion	26,300	48,100
Total liabilities	4,417,800	4,380,400
Stockholders’ equity:
Common stock	50,600	47,900
Common stock subscribed	50,000	50,000
Additional paid-in capital	16,324,700	14,597,700
Stock subscription receivable	(50,000)	(50,000)
Accumulated deficit	(13,250,400)	(12,215,200)
Non-controlling interest	(506,700)	(438,600)
Total stockholders’ equity	2,618,200	1,991,800
Total liabilities and stockholders’ equity	$7,036,000	$6,372,200